Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Fifth Consecutive Profitable Quarter

$2.8 Million in Operating Income Year-to-Date;
Company Ends Third Quarter with $0 Debt and $7.5 Million in Cash

LOVELAND, CO, November 14, 2011 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its third quarter ended September 30, 2011.

Third Quarter Highlights Include:
•
Core companion animal health revenues increased approximately 1%, while other vaccines, pharmaceuticals and products revenue decreased 4% compared to the third quarter last year.  In the third quarter of 2010, the USDA validated an improved process for a line of cattle vaccines, allowing Heska to ship a significant quantity of product in a category which had previously been on hold due to regulatory concerns.

•	4% increase in year-over-year quarterly gross profit and a 38.8% gross margin, a 1.4 percentage point improvement compared to the third quarter last year.
•	$408 thousand in operating income compared to $365 thousand in operating income in the third quarter last year.
•	Heska completed the quarter with $7.5 million in cash, no debt and $19.2 million in working capital.

"Heska achieved another quarter of profitability and continued to set the stage for accelerated growth," commented Robert Grieve, Heska's Chairman and CEO.  "We are on pace to announce a new product by the end of this year, with at least four additional products to be launched in 2012. This commitment to innovation, research and development and the development of proprietary intellectual property is consistent with our focus on accelerated growth and profitability.  To support this effort, we are focused on expanding, specializing and increasing the technical expertise of our sales and marketing team in anticipation of these product launches.  We have added new personnel to fill vacant sales territories, but we continue to have unfilled vacancies, impacting our revenues in the short term."

Financial Results

Third quarter revenue was $17.6 million, essentially unchanged from the $17.6 million for the third quarter last year and a sequential increase of approximately 1% from the $17.4 million reported in the second quarter.  Core Companion Animal Health revenue grew approximately 1% to $14.3 million from $14.1 million in the year-ago quarter and Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 4% to $3.3 million from $3.5 million.  In the third quarter last year, the USDA validated an improved process for a line of cattle vaccines, allowing Heska to ship a significant quantity of product in a category which had previously been on hold due to regulatory concerns.  Gross profit was $6.8 million, or a 38.8% gross margin, compared with gross profit of $6.6 million, or 37.4% gross profit margin, in the third quarter last year.  Total operating expenses were $6.4 million, or 36.5% of sales, compared with total operating expenses of $6.2 million, or 35.3% of sales, in last year's third quarter.  The Company reported operating income of $408 thousand, compared to operating income of $365 thousand in last year's third quarter.  Income before income taxes was $472 thousand compared to $483 thousand last year.  Net income, inclusive of a $154 thousand deferred tax expense, was $288 thousand or $0.05 per diluted share, compared to net income of $241 thousand or $0.05 per diluted share in the third quarter of 2010.  In the third quarter last year, the Company recorded a $279 thousand deferred tax expense.

Year-to-date, revenues were $54.6 million, an increase of 8% compared to revenue of $50.4 million last year.  Core Companion Animal Health revenue grew 2% to $44.7 million from $43.7 million last year and Other Vaccines, Pharmaceuticals and Products revenue grew 45% to $9.8 million from $6.8 million last year.  Gross profit was $22.6 million, or 41.4% gross margin, compared with gross profit of $18.6 million, or 37.0% gross profit margin last year.  Total operating expenses were $19.8 million, or 36.2% of sales, compared with total operating expenses of $19.0 million, or 37.6% of sales last year.  The Company reported operating income of $2.8 million compared to a loss from operations of $330 thousand last year.  Income before income taxes was $2.7 million compared to a loss before income taxes of $507 thousand last year.  Net income, inclusive of an $884 thousand deferred tax expense, was $1.7 million or $0.31 per diluted share, compared with a net loss of $254 thousand or $(0.05) per diluted share last year.  The first nine months of last year's results included a $280 thousand deferred tax benefit.

"Our focus on expense management, and the elimination of all debt and the associated payments, continues to enable us to significantly increase our year-to-date profitability compared to the first nine months of last year," Dr. Grieve continued. "Year-to-date, we have swung from an operating loss to $2.8 million in operating income.  It is important to note that we have achieved this significant improvement in profitability even while committing resources to develop and launch new products which will ultimately bolster our competitive position and help us to grow."

Balance Sheet
As of September 30, 2011, Heska had $7.5 million in cash and working capital of $19.2 million. Stockholders' equity increased 5% to $47.9 million compared to $45.8 million as of December 31, 2010.

Investor Conference Call
Management will conduct a conference call on Monday, November 14, 2011 at 9 a.m. MST (11 a.m. EST) to discuss the third quarter 2011 financial results.  To participate, dial (877) 941-8609 (domestic) or (480) 629-9818 (international); the conference call access number is 4478832.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until November 28, 2011.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following:  uncertainties related to Heska's ability to maintain a given level of profitability, or profitability at all; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products and who may be large Heska customers, including Schering-Plough Animal Health Corporation which has exclusive rights to our heartworm preventive in the United States; uncertainties regarding Heska's ability to successfully market and sell its products in an economically sustainable manner; risks related to Heska's reliance on third parties to develop certain of Heska's future products; uncertainties regarding Heska's ability to successfully commercialize new products; risks related to the impact on Heska's share price resulting from heavy selling volume on any given day; risks regarding Heska's reliance on third-party suppliers such as minimum purchase requirements, which could have a significant adverse impact on Heska's financial position; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenue, net:
Core companion animal health	$14,144	$14,263	$43,667	$44,727
Other vaccines, pharmaceuticals and products	3,491	3,345	6,769	9,833
Total revenue, net	17,635	17,608	50,436	54,560

Cost of revenue	11,042	10,781	31,791	31,966

Gross profit	6,593	6,827	18,645	22,594

Operating expenses:
Selling and marketing	3,912	3,753	11,604	11,283
Research and development	455	311	1,300	1,345
General and administrative	1,861	2,355	6,071	7,131
Total operating expenses	6,228	6,419	18,975	19,759
Operating income (loss)	365	408	(330)	2,835
Interest and other (income) expense, net	(118)	(64)	177	101
Income (loss) before income taxes	483	472	(507)	2,734
Income tax expense (benefit):
Current tax expense (benefit)	(37)	30	27	189
Deferred tax expense (benefit)	279	154	(280)	884
Total income tax expense (benefit)	242	184	(253)	1,073
Net income (loss)	$241	$288	$(254)	$1,661

Basic net income (loss) per share	$0.05	$0.06	$(0.05)	$0.32
Diluted net income (loss) per share	$0.05	$0.05	$(0.05)	$0.31

Shares used for basic net income (loss) per share	5,224	5,239	5,219	5,235

Shares used for diluted net income (loss) per share	5,238	5,411	5,219	5,337

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2010	September 30, 2011
Cash and cash equivalents	$5,492	$7,523
Total current assets	27,279	30,088
Property and equipment, net	5,486	4,732
Total assets	63,048	63,022
Line of credit	3,079	--
Total current liabilities	12,660	10,889
Stockholders' equity	45,798	47,933

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